EXHIBIT 99.1

Sussex Bancorp	Candace Leatham
200 Munsonhurst Road, Rt. 517	Executive Vice President
Franklin, NJ 07416	& Treasurer
973-827-2914

FOR IMMEDIATE RELEASE

SUSSEX BANCORP ANNOUNCES INCREASED 2005 EARNINGS
- - -

FRANKLIN, NEW JERSEY - January 19, 2006- Sussex Bancorp (AMEX:“SBB”) today announced net income $2,399,000 for the year ended December 31, 2005, or $0.76 per basic share compared to net income of $1,591,000, or $0.81 per basic share, for the prior year.

2005 highlights include:

•  Net income growth of 50.8%
•  Interest income increased by $3,756,000

For the year ended December 31, 2005, the Company earned net income of $2,399,000 an increase of approximately 50.8 percent over net income of $1,591,000 for the same period last year. Basic and diluted earnings per share for the year ended December 31, 2005 were $0.76 and $0.75 respectively, compared to $0.81 and $0.78 respectively, in the year ago period. During 2005, the Company had 3,153,004 shares outstanding, compared to 2,994,874 shares outstanding in the prior year period, reflecting the Company’s successful capital offering near year-end 2004. The Company raised $15.1 million in additional capital and issued 1,131,150 shares of its common stock in December 2004.

The Company’s total interest income increased to $15,547,000 for the year ended December 31, 2005 from $11,791,000 for the same period last year, reflecting the increase in the loan portfolio yields and average balances. For the year ended December 31, 2005, the Company’s non-interest income increased by $331,000 or 7.3%, to $4.9 million from $4.5 million for the same period last year.

The Company’s interest expense increased to $4,328,000 for the year ended December 31, 2005 from $2,814,000 for the same period last year. The Company’s total non-interest expense increased by $814,000 reflecting increases associated with the Company’s growth. The loan loss provision for the year ended December 31, 2005 increased to $1,138,000 from $558,000, reflecting the 34.7% growth in the loan portfolio, over the same period last year. At December 31, 2005 the Company had total loans of $211.3 million, compared to total loans of $156.9 million at December 31, 2004.

At December 31, 2005 the Company had total assets of $313.2 million, compared to total assets of $278.3 million at December 31, 2004. In addition, the Company had total deposits of $256.8 million, compared to total deposits of $229.8 million at December 31, 2004.

Sussex Bancorp is the holding company for the Sussex Bank, which operates through its main office in Franklin, New Jersey and branch offices in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey and for Tri-State Insurance Agency, Inc, Augusta, New Jersey. In addition, the Company recently announced its expansion into New York state, purchasing a branch location in Port Jervis, N.Y. The transaction is expected to close later in the first quarter.

SUSSEX BANCORP
CONSOLIDATED BALANCE SHEETS
(Dollars In Thousands)

ASSETS	December 31, 2005	December 31, 2004

Cash and due from banks	$11,395	$10,434
Federal funds sold	13,385	18,860
Cash and cash equivalents	24,780	29,294

Interest bearing time deposits with other banks	500	3,900
Securities available for sale	61,180	74,736
Federal Home Loan Bank Stock, at cost	1,025	690

Loans receivable, net of unearned income	211,335	156,916
Less: allowance for loan losses	2,615	2,274
Net loans receivable	208,720	154,642

Premises and equipment, net	6,619	5,618
Accrued interest receivable	1,778	1,330
Goodwill	2,334	2,334
Other assets	6,246	5,731

Total Assets	$313,182	$278,275

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Non-interest bearing	$39,148	$34,451
Interest bearing	217,699	195,376
Total Deposits	256,847	229,827

Federal funds purchased	-	-
Borrowings	16,300	10,000
Accrued interest payable and other liabilities	1,956	1,641
Junior subordinated debentures	5,155	5,155

Total Liabilities	280,258	246,623

Stockholders' Equity:
Common stock, no par value, authorized 5,000,000 shares;
issued and outstanding 3,153,004 in 2005 and 2,994,874 in 2004	27,300	25,397
Retained earnings	5,842	6,116
Accumulated other comprehensive income	(218)	139

Total Stockholders' Equity	32,924	31,652

Total Liabilities and Stockholders' Equity	$313,182	$278,275

SUSSEX BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(Dollars In Thousands Except Per Share Data)

	Year Ended December 31,
	2005	2004
INTEREST INCOME
Loans receivable, including fees	$12,331	$8,954
Securities:
Taxable	1,650	1,812
Tax-exempt	1,145	869
Federal funds sold	359	97
Interest bearing deposits	62	59
Total Interest Income	15,547	11,791

INTEREST EXPENSE
Deposits	3,286	2,032
Borrowings	686	522
Junior subordinated debentures	356	260
Total Interest Expense	4,328	2,814

Net Interest Income	11,219	8,977
PROVISION FOR LOAN LOSSES	1,138	558
Net Interest Income after Provision for Loan Losses	10,081	8,419

OTHER INCOME
Service fees on deposit accounts	1,225	748
ATM fees	347	324
Insurance commissions and fees	2,327	2,195
Mortgage broker fees	212	620
Investment brokerage fees	291	292
Net realized gain on sale of fixed assets	8	-
Net realized gain on sale of securities	35	16
Net gain (loss) on sale of foreclosed real estate	6	(5)
Other	422	352
Total Other Income	4,873	4,542

OTHER EXPENSES
Salaries and employee benefits	6,340	6,208
Occupancy, net	989	854
Furniture and equipment	1,078	902
Stationary and supplies	179	181
Professional fees	545	356
Advertising and promotion	507	411
Insurance	170	167
Postage and freight	171	175
Amortization of intangible assets	249	200
Other	1,375	1,335
Total Other Expenses	11,603	10,789

Income before Income Taxes	3,351	2,172
PROVISION FOR INCOME TAXES	952	581
Net Income	$2,399	$1,591

SUSSEX BANCORP
COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES
(Dollars In Thousands)

	Years Ended December 31,
	2005			2004
	Average		Average	Average		Average
Earning Assets:	Balance	Interest (1)	Rate (2)	Balance	Interest (1)	Rate (2)
Securities:
Tax exempt (3)	$26,716	$1,614	6.04%	$22,176	$1,241	5.60%
Taxable	44,849	1,650	3.68%	51,684	1,812	3.51%
Total securities	71,565	3,264	4.56%	73,860	3,053	4.13%
Total loans receivable (4)	185,287	12,331	6.66%	143,916	8,954	6.22%
Other interest-earning assets	12,600	421	3.34%	10,409	156	1.50%
Total earning assets	269,452	$16,016	5.94%	228,185	$12,163	5.33%

Non-interest earning assets	24,146			25,311
Allowance for loan losses	(2,230)			(1,958)
Total Assets	$291,368			$251,538

Sources of Funds:
Interest bearing deposits:
NOW	$43,939	$299	0.68%	$42,412	$196	0.46%
Money market	22,083	534	2.42%	16,878	184	1.09%
Savings	62,025	456	0.74%	66,322	439	0.66%
Time	71,174	1,997	2.81%	58,443	1,213	2.08%
Total interest bearing deposits	199,221	3,286	1.65%	184,055	2,032	1.10%
Borrowed funds	14,771	686	4.64%	10,630	522	4.91%
Junior subordinated debentures	5,155	356	6.91%	5,155	260	5.05%
Total interest bearing liabilities	219,147	$4,328	1.97%	199,840	$2,814	1.41%

Non-interest bearing liabilities:
Demand deposits	38,067			33,627
Other liabilities	1,785			2,004
Total non-interest bearing liabilities	39,852			35,631
Stockholders' equity	32,368			16,067
Total Liabilities and Stockholders' Equity	$291,368			$251,538

Net Interest Income and Margin (5)		$11,688	4.34%		$9,349	4.10%

(1) Includes loan fee income
(2) Average rates on securities are calculated on amortized costs
(3) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(4) Loans outstanding include non-accrual loans
(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets